UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant? ☒ Filed by a Party other than the Registrant? ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

GENPREX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

GENPREX, INC.

Dell Medical Center, Health Discovery Building

1601 Trinity Street, Building B, Suite 3.322, Austin, TX 78712

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On January 27, 2020

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders (the “Special Meeting”) of Genprex, Inc., a Delaware corporation (the “Company”). The meeting will be held on Monday, January 27, 2020 at 2:30 p.m. (local time) at Dell Medical School, Health Discovery Building at 1601 Trinity Street, Bldg B, Suite HDB 4.110, Austin, TX 78712.

Only stockholders who held stock at the close of business on the record date, December 11, 2019, may vote at the Special Meeting, including any adjournment or postponement thereof. If you wish to attend the Special Meeting in person, you must RSVP by marking the appropriate box on the proxy card or by contacting the Company by January 24, 2020, by telephone at 512-537-7997. In order to be admitted into the Special Meeting, your name must appear on the attendance list and you must present government-issued photo identification (such as a driver’s license).

At the Special Meeting, you will be asked to consider and vote upon:

(1)

an amendment of the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a ratio of not less than 1-for-2 and not greater than 1-for-60, with the exact ratio and effective time of the reverse stock split to be determined by the Board of Directors; and

(2)

the transaction of any other business that may properly come before the meeting or any adjournment thereof. Pursuant to the Company’s bylaws, no other items of business are expected to be considered at the meeting.

The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Special Meeting. After careful consideration, our Board of Directors has unanimously approved the proposal and recommends that you vote FOR the proposal described in the Proxy Statement.

We look forward to seeing you at the Special Meeting.

Sincerely, Rodney Varner Chief Executive Officer

Austin, Texas

December   , 2019

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE VIA THE INTERNET OR OVER THE TELEPHONE AS INSTRUCTED IN THE ENCLOSED PROXY STATEMENT AND ON THE ENCLOSED PROXY CARD, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY CARD ISSUED IN YOUR NAME FROM THAT INTERMEDIARY.

GENPREX, INC.

Dell Medical School, Health Discovery Building

1601 Trinity Street, Building B, Suite 3.322, Austin, TX 78712

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held On January 27, 2020

Important notice regarding the availability of proxy materials for the Special Meeting of Stockholders to be held on January 27, 2020: The Notice of Annual Meeting and Proxy Statement are also available for viewing, printing, and downloading at the following website: www.proxydocs.com/GNPX.

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Genprex, Inc. (“Genprex” or the “Company”) for use at the special meeting of stockholders (the “Special Meeting”), to be held at Dell Medical School, Health Discovery Building at 1601 Trinity Street, Bldg B, Suite HDB 4.110, Austin, TX 78712 on January 27, 2020, at 2:30 p.m. local time. This Proxy Statement is being mailed to our stockholders on or about December   , 2019.

For a proxy to be effective, it must be properly executed and received prior to the Special Meeting. Each proxy properly tendered will, unless otherwise directed by the stockholder, be voted FOR the proposals described in this Proxy Statement and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

The Company will pay all of the costs of soliciting proxies. We will provide copies of our proxy materials to brokerage firms, fiduciaries and custodians for forwarding to beneficial owners who request printed copies of these materials and will reimburse these persons for their costs of forwarding these materials. Our directors, officers and employees may also solicit proxies by telephone, facsimile or personal solicitation; however, we will not pay them additional compensation for any of these services.

Shares Outstanding and Voting Rights

Only holders of record of our Company’s common stock, par value $0.001 per share (the “Common Stock”) at the close of business on December 11, 2019 (the “Record Date”), are entitled to notice of and to vote at the Special Meeting. On the Record Date,                 shares of common stock were issued and outstanding. Each share of common stock is entitled to one vote on all matters to be voted upon at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares on the Record Date will constitute a quorum for the transaction of business at the Special Meeting and any adjournment thereof.

Persons who hold shares of our Common Stock directly on the Record Date (“record holders”) must return a proxy card or attend the Special Meeting in person in order to vote on the proposal. Persons who hold shares of our Common Stock indirectly on the Record Date through a brokerage firm, bank or other financial institution (“beneficial holders”) must return a voting instruction form to have their shares voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from beneficial holders may either vote these shares on behalf of the beneficial holders on certain “routine” matters or return a proxy leaving these shares un-voted (a “broker non-vote”).

Abstentions and broker non-votes (if any) will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. The required vote for the proposal expected to be acted upon at the Special Meeting is described below:

Proposal No. 1 — Approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock, at a ratio of not less than 1-for-2 and not greater than 1-for-60, with the exact ratio and effective time of the reverse stock split to be determined by the Board of Directors (the “Reverse Stock Split”). This proposal must be approved by a majority of the outstanding shares of our Common Stock. As a result, abstentions and broker non-votes (if any) will have the same effect as a vote against such proposal.

We encourage you to vote by proxy, whether via telephone, through the Internet or mailing an executed proxy card. By voting in advance of the Special Meeting, this ensures that your shares will be voted and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the Special Meeting. Any record holder of our Common Stock may attend the Special Meeting in person and may revoke the enclosed form of proxy at any time by:

•	executing and delivering to the Corporate Secretary a later-dated proxy;

•	delivering a written revocation to the Corporate Secretary before the meeting; or

•	voting in person at the Special Meeting.

Beneficial holders of our Common Stock who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution for information on how to do so. Beneficial holders who wish to attend the Special Meeting and vote in person should contact their brokerage firm, bank or other financial institution holding shares of our Common Stock on their behalf in order to obtain a “legal proxy,” which will allow them to both attend the Special Meeting and vote in person. Without a legal proxy, beneficial holders cannot vote at the Special Meeting because their brokerage firm, bank or other financial institution may have already voted (or returned a broker non-vote) on their behalf.

PROPOSAL 1

THE REVERSE STOCK SPLIT PROPOSAL

General

Our Board has unanimously approved, and recommended that our stockholders approve, an amendment of our Certificate of Incorporation (the “Certificate of Amendment”), to effect a reverse stock split at a ratio of not less than 1-for-2 and not greater than 1-for-60 (the “Reverse Stock Split”), with the final decision of whether to proceed with the Reverse Stock Split, the effective time of the Reverse Stock Split, and the exact ratio of the Reverse Stock Split to be determined by the Board, in its sole discretion and without further action by the stockholders.

If the stockholders approve the Reverse Stock Split, and the Board decides to implement it, the Reverse Stock Split will become effective as of 12:01 a.m. Central Time on a date to be determined by the Board that will be specified in the Certificate of Amendment (the “Effective Time”). If the Board does not decide to implement the Reverse Stock Split within twelve months from the date of the Special Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate.

The Reverse Stock Split will affect all holders of Common Stock simultaneously and uniformly, and each stockholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as that stockholder held immediately prior to the Reverse Stock Split, except for immaterial adjustments that may result from the treatment of fractional shares as described below. The Reverse Stock Split will not change the par value of our Common Stock and will not reduce the number of authorized shares of Common Stock. The Reverse Stock Split will also affect outstanding options and warrants, as described in “Principal Effects of Reverse Stock Split on Outstanding Equity Awards, Warrants, and Equity Plans” below.

Reasons for the Reverse Stock Split

The principal reason for the Reverse Stock Split is to increase the per share trading price of our Common Stock in order to help ensure a share price high enough to satisfy the $1.00 per share minimum bid price requirement for continued listing on The Nasdaq Capital Market, although there can be no assurance that the trading price of our Common Stock would be maintained at such level or that we will be able to maintain the listing of our Common Stock on The Nasdaq Capital Market.

As previously reported, on September 10, 2019, we received written notice (the “Notification Letter”) from the Nasdaq Stock Market (“Nasdaq”) notifying us that we were not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) for continued listing on The Nasdaq Capital Market, because the bid price of our Common Stock had closed below the minimum $1.00 per share for the 30 consecutive trading days prior to the date of the Notification Letter. The Notification Letter indicated that we were provided an initial period of 180 calendar days (until March 9, 2020) in which to regain compliance by maintaining a closing bid price of at least $1.00 per share for a minimum of 10 consecutive trading days.

If we do not regain compliance by that date, we could be eligible for an additional 180 calendar day compliance period. To qualify for the additional compliance period, we would have to meet the continued listing requirements of The Nasdaq Capital Market, except for the Minimum Bid Price Requirement, and we would need to provide written notice of our intention to cure the deficiency during the additional compliance period. On June 30, 2019, we notified Nasdaq that we were not in compliance with Nasdaq Listing Rule 5605(c)(2)(A) which requires that our audit committee be composed of at least three independent members. Under Nasdaq Listing Rule 5605(c)(4), we have until the earlier of our next annual meeting of stockholders or one year from the occurrence of the event that caused the failure to comply with Nasdaq Listing Rule 5605(c)(2)(A); provided, however, that if our next annual meeting of stockholders occurs no later than 180 days following the event that caused the vacancy, we shall instead have 180 days from such event to regain compliance. If we are not eligible for the additional compliance period or if it appears to Nasdaq that we will not be able to cure the deficiency or if Nasdaq exercises its discretion to not provide such additional compliance period, our common stock will be subject to delisting. At that time, we could appeal the Nasdaq delisting determination to a Nasdaq Hearings Panel.

In the event that we do not regain compliance, Nasdaq may commence delisting proceedings and our Common Stock will trade, if at all, on the over-the counter market, such as the OTC Bulletin Board or OTCQX or OTCQB markets, which could adversely impact us by, among other things, reducing the liquidity and market price of our Common Stock, reducing the number of investors willing to hold or acquire our Common Stock, limiting our ability to issue additional securities in the future and limiting our ability to fund our operations.

If we do not regain compliance by the expiration of the compliance period (or the additional compliance period, if applicable), we expect that the Nasdaq staff will provide written notice that our Common Stock is subject to delisting. The Board has considered the potential harm to the Company and our stockholders if Nasdaq were to delist our Common Stock. Delisting from Nasdaq would likely adversely affect our ability to raise additional financing through the public or private sale of equity securities and would significantly affect the ability of investors to trade our securities. Delisting would also likely negatively affect the value and liquidity of our Common Stock because alternative markets, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets than Nasdaq.

In addition, we believe that the low per share market price of our Common Stock impairs its marketability to and acceptance by institutional investors and other members of the investing public and creates a negative impression of the Company. Theoretically, decreasing the number of shares of Common Stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or our reputation in the financial community. In practice, however, many investors, brokerage firms and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. The presence of these factors may be adversely affecting, and may continue to adversely affect, not only the pricing of our Common Stock but also its trading liquidity. In addition, these factors may affect our ability to raise additional capital through the sale of stock.

Further, we believe that a higher stock price could help us attract and retain employees and other service providers. We believe that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the Reverse Stock Split successfully increases the per share price of our common stock, we believe this increase will enhance our ability to attract and retain employees and service providers.

We hope that the decrease in the number of shares of our outstanding Common Stock as a consequence of the Reverse Stock Split, and the anticipated increase in the price per share, will encourage greater interest in our Common Stock by the financial community, business development partners and the investing public, help us attract and retain employees and other service providers, help us raise additional capital through the sale of stock in the future if needed, and possibly promote greater liquidity for our stockholders with respect to those shares presently held by them. However, the possibility also exists that liquidity may be adversely affected by the reduced number of shares which would be outstanding if the Reverse Stock Split is effected, particularly if the price per share of our Common Stock begins a declining trend after the Reverse Stock Split is effected.

The Board believes that stockholder adoption of a range of reverse stock split ratios (as opposed to adoption of a single reverse stock split ratio or a set of fixed ratios) provides maximum flexibility to achieve the purposes of a reverse stock split and, therefore, is in the best interests of the Company. In determining a ratio following the receipt of stockholder adoption, the Board (or any authorized committee of the Board) may consider, among other things, factors such as:

•	the historical trading price and trading volume of our Common Stock;

•	the number of shares of our Common Stock outstanding;

•	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs;

•	the continued listing requirements of Nasdaq; and

•	prevailing general market and economic conditions.

The Board reserves the right to elect to abandon the Reverse Stock Split, notwithstanding stockholder adoption thereof, if it determines, in its sole discretion, that the Reverse Stock Split is no longer needed to regain compliance with Nasdaq’s listing requirements or is no longer in the best interests of the Company.

Reverse Stock Split Amendment to the Certificate of Incorporation

If the Reverse Stock Split is approved, subsection A of Article IV of our Certificate of Incorporation shall be amended and restated in its entirety as follows:

A.     The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock which the Company is authorized to issue is 210,000,000 shares. 200,000,000 shares shall be Common Stock, each having a par value of $0.001. 10,000,000 shares shall be Preferred Stock, each having a par value of $0.001. Upon the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each [whole number of shares, as determined by the Board], of Common Stock issued and outstanding at such time shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $0.001 per share. No fractional shares shall be issued, and, in lieu thereof, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined by the Board of Directors. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

The Certificate of Amendment attached hereto as Appendix A reflects the changes that will be implemented to our Charter if the Reverse Stock Split is approved.

Principal Effects of the Reverse Stock Split

If the stockholders approve the proposal to authorize the Board to implement the Reverse Stock Split and the Board implements the Reverse Stock Split, we will amend the existing provision of Article IV of our Certificate of Incorporation in the manner set forth above.

By approving this amendment, stockholders will approve the combination of any whole number of shares of Common Stock between and including two (2) and sixty (60), with the exact number to be determined by the Board, into one (1) share. The Certificate of Amendment to be filed with the Secretary of State of the State of Delaware will include only that number determined by the Board to be in the best interests of the Company and its stockholders. In accordance with these resolutions, the Board will not implement any amendment providing for a different split ratio.

As explained above, the Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of Common Stock and the exchange ratio will be the same for all issued and outstanding shares of Common Stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders receiving a cash payment in lieu of owning a fractional share, as described in the section titled “Fractional Shares” below. Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split will not affect the Company’s continuing obligations under the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following the Reverse Stock Split, our Common Stock will continue to be listed on The Nasdaq Capital Market, under the symbol “GNPX,” although it would receive a new CUSIP number.

Upon effectiveness of the Reverse Stock Split, the number of authorized shares of Common Stock that are not issued or outstanding will increase substantially, because the proposed amendment will not reduce the number of authorized shares, while it will reduce the number of outstanding shares by a factor of between and including two and sixty, depending on the exchange ratio selected by the Board.

The shares that are authorized but unissued after the Reverse Stock Split will be available for issuance, and, if we issue these shares, the ownership interest of holders of our Common Stock may be diluted. We may issue such shares to raise capital and/or as consideration in acquiring other businesses or establishing strategic relationships with other companies. Such acquisitions or strategic relationships may be effected using shares of common stock or other securities convertible into common stock and/or by using capital that may need to be raised by selling such securities. We do not have any agreement, arrangement or understanding at this time with respect to any specific transaction or acquisition for which the newly unissued authorized shares would be issued.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Reverse Stock Split is approved by the Company’s stockholders, and if at such time the Board still believes that a reverse stock split is in the best interests of the Company and its stockholders, the Board will determine the ratio of the reverse stock split to be implemented. The Reverse Stock Split will become effective as of the Effective Time. The Board will determine the exact timing of the filing of the Certificate of Amendment based on its evaluation as to when the filing would be the most advantageous to the Company and its stockholders. If the Board does not decide to implement the Reverse Stock Split within twelve months from the date of the Special Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate.

Except as described below under the section titled “Fractional Shares,” at the Effective Time, each whole number of issued and outstanding pre-Reverse Stock Split shares that the Board has determined will be combined into one post-Reverse Stock Split share, will, automatically and without any further action on the part of our stockholders, be combined into and become one share of Common Stock, and each certificate which, immediately prior to the effective time represented pre-Reverse Stock Split shares, will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record at the Effective Time of the Reverse Stock Split who otherwise would be entitled to receive fractional shares because they hold a number of pre-Reverse Stock Split shares not evenly divisible by the number of pre-Reverse Stock Split shares for which each post-Reverse Stock Split share is to be exchanged, will, in lieu of a fractional share, be entitled, upon surrender to the exchange agent of certificate(s) representing such pre-Reverse Stock Split shares, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the Reverse Stock Split) of our Common Stock, as reported by Nasdaq, during the ten consecutive trading days ending on the trading day that is the second day immediately prior to the date on which the Reverse Stock Split becomes effective.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Risks Associated with the Reverse Stock Split

We cannot predict whether the Reverse Stock Split will increase the market price for our Common Stock. Additionally, the market price of our Common Stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. Further, there are a number of risks associated with the Reverse Stock Split, including:

●

The market price per share of our shares of Common Stock post-Reverse Stock Split may not remain in excess of the $1.00 minimum bid price per share as required by Nasdaq, or the Company may fail to meet the other requirements for continued listing on Nasdaq, including the minimum value of listed securities, resulting in the delisting of our Common Stock.

●

Although the Board believes that a higher stock price may help generate the interest of new investors, the Reverse Stock Split may not result in a per-share price that will successfully attract certain types of investors and such resulting share price may not satisfy the investing guidelines of institutional investors or investment funds. Further, other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the interest of new investors in the shares of our Common Stock. As a result, the trading liquidity of the shares of our Common Stock may not improve as a result of the Reverse Stock Split and there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above.

●

The Reverse Stock Split could be viewed negatively by the market and other factors, such as those described above, may adversely affect the market price of the shares of our Common Stock. Consequently, the market price per post-Reverse Stock Split shares may not increase in proportion to the reduction of the number of shares of our Common Stock outstanding before the implementation of the Reverse Stock Split. Accordingly, the total market capitalization of our shares of Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. Any reduction in total market capitalization as the result of the Reverse Stock Split may make it more difficult for us to meet the Nasdaq Listing Rule regarding minimum value of listed securities, which could result in our shares of Common Stock being delisted from The Nasdaq Capital Market.

●

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Book-Entry Shares

If the Reverse Stock Split is effected, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted automatically by our transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split. Stockholders who hold uncertificated shares as direct owners will be sent a statement of holding from our transfer agent that indicates the number of post-Reverse Stock Split shares of our Common Stock owned in book-entry form.

Certificated Shares

As soon as practicable after the effective time of the Reverse Stock Split, stockholders will be notified that the Reverse Stock Split has been effected. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for certificates representing post-Reverse Stock Split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us or our exchange agent. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-Reverse Stock Split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-Reverse Stock Split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Principal Effects of Reverse Stock Split on Outstanding Equity Awards, Warrants, and Equity Plans

As of November 22, 2019, there were:

●	outstanding stock options to purchase an aggregate of 5,905,583 shares of our common stock with a weighted average exercise price of $2.94 per share;

●	warrants to purchase an aggregate of 7,476,056 shares of common stock with a weighted average exercise price of $1.45 per share.

When the Reverse Stock Split becomes effective, the number of shares of Common Stock covered by such rights will be reduced to between and including two and sixty the number currently covered, and the exercise or conversion price per share will be increased to between and including one-half and one-sixtieth times the current exercise or conversion price, resulting in the same aggregate price being required to be paid therefor upon exercise or conversion thereof as was required immediately preceding the Reverse Stock Split.

In addition, the number of shares of Common Stock and number of shares of Common Stock subject to stock options or similar rights authorized under the Company’s equity incentive plan and employee stock purchase plan will automatically be proportionately adjusted for the reverse stock split ratio, such that fewer shares will be subject to such plans. Further, the per share exercise price under such plans will automatically be proportionately adjusted for the Reverse Stock Split.

Accounting Matters

The Reverse Stock Split will not affect the common stock capital account on our balance sheet. However, because the par value of our Common Stock will remain unchanged at the effective time of the split, the components that make up the common stock capital account will change by offsetting amounts. Depending on the size of the Reverse Stock Split the Board decides to implement, the stated capital component will be reduced proportionately based upon the Reverse Stock Split and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. Immediately after the Reverse Stock Split, the per share net income or loss and net book value of our Common Stock will be increased because there will be fewer shares of common stock outstanding. All historic share and per share amounts in our financial statements and related footnotes will be adjusted accordingly for the Reverse Stock Split.

Effect on Par Value

The proposed amendment to our Charter will not affect the par value of our Common Stock, which will remain at $0.001 per share.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company), the Reverse Stock Split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board and stockholders. Other than the Reverse Stock Split proposal, the Board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of the Company.

No Dissenters’ Appraisal Rights

Under the Delaware General Corporation Law, the Company’s stockholders are not entitled to dissenters’ appraisal rights with respect to the Reverse Stock Split, and the Company will not independently provide stockholders with any such right.

Material United States Federal Income Tax Consequences of the Reverse Stock Split

The following is not intended as tax or legal advice. Each holder should seek advice based on his, her or its particular circumstances from an independent tax advisor.

The following is a summary of certain United States federal income tax consequences of the Reverse Stock Split generally applicable to beneficial holders of shares of our Common Stock. This summary addresses only such stockholders who hold their pre-Reverse Stock Split shares as capital assets and will hold the post-Reverse Stock Split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult his, her or its tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the Reverse Stock Split.

Exchange Pursuant to Reverse Stock Split

No gain or loss will be recognized by a stockholder upon such stockholder’s exchange of pre-Reverse Stock Split shares for post-Reverse Stock Split shares pursuant to the Reverse Stock Split, except to the extent of cash, if any, received in lieu of fractional shares, further described in “Cash in Lieu of Fractional Shares” below. The aggregate tax basis of the post-Reverse Stock Split shares received in the Reverse Stock Split, including any fractional share deemed to have been received, will be equal to the aggregate tax basis of the pre-Reverse Stock Split shares exchanged therefor, and the holding period of the post-Reverse Stock Split shares will include the holding period of the pre-Reverse Stock Split shares.

Cash in Lieu of Fractional Shares

A holder of pre-Reverse Stock Split shares that receives cash in lieu of a fractional share of post-Reverse Stock Split shares should generally be treated as having received such fractional share pursuant to the Reverse Stock Split and then as having exchanged such fractional share for cash in a redemption by the Company. The amount of any gain or loss should be equal to the difference between the ratable portion of the tax basis of the pre-Reverse Stock Split shares exchanged in the Reverse Stock Split that is allocated to such fractional share and the cash received in lieu thereof. In general, any such gain or loss will constitute a long-term capital gain or loss if the holder’s holding period for such pre-Reverse Stock Split shares exceeds one year at the time of the Reverse Stock Split. Deductibility of capital losses by holders is subject to limitations.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our Common Stock.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to not file the Certificate of Amendment and to abandon any Reverse Stock Split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the Certificate of Amendment, even if the authority to effect these amendments is approved by our stockholders at the Special Meeting. By voting in favor of the Reverse Stock Split, you are expressly also authorizing the Board to delay, not proceed with, and abandon, the Reverse Stock Split and the Certificate of Amendment if it should so decide, in its sole discretion, that such actions are in the best interests of our stockholders.

Recommendation

The Board recommends a vote “FOR” the ratification of the Certificate of Amendment so as to effect the Reverse Stock Split.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote on the matter either in person or by proxy is required to approve the Certificate of Amendment to our Certificate of Incorporation to effect the Reverse Stock Split of our Common Stock. Abstentions and broker non-votes, if any, will thus count as votes AGAINST the Reverse Stock Split.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the Reverse Stock Split.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to us with respect to the beneficial ownership of our common stock as of November 22, 2019, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our voting securities;

•	each of our directors;

•	each of our "named executive officers"; and

•	all of our current executive officers and directors as a group.

The table lists applicable percentage ownership based on 19,015,841 shares of common stock outstanding as of November 22, 2019. Options and warrants to purchase shares of our common stock that are exercisable within 60 days of November 22, 2019, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Genprex, Inc., Dell Medical School, Health Discovery Building, 1601 Trinity Street, Building B, Suite 3.322, Austin, Texas 78712.

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage
5% or Greater Stockholders
Christy Mallinson Nance (1)	3,167,694	16.5%
Sabby Volatility Warrant Master Fund, Ltd. (2)	1,584,007	8.3%
Hudson Bay Master Fund, Ltd. (3)	1,583,993	8.3%
Jack A. Roth, MD, FACS (4)	1,481,814	7.8%
JREG Investments, Ltd. (5)	1,338,999	7.0%
Texas Treasury Safekeeping Trust Company (6)	1,235,219	6.5%
Viet-An Hoan Ly and affiliated entities (7)	1,169,845	5.8%

Directors and Named Executive Officers
J. Rodney Varner (8)	3,552,671	17.4%
Ryan M. Confer (9)	733,869	3.7%
David E. Friedman (10)	509,423	2.6%
Robert W. Pearson (11)	509,423	2.6%
Julien L. Pham (12)	438,451	2.3%
All current executive officers and directors as a group (5 persons)(8)(9)(10)(11)(12)	5,743,837	25.5%

*	Represents beneficial ownership of less than 1%.

(1)

Includes 2,956,298 shares of common stock held by Domecq Sebastian, LLC and 161,396 shares of common stock that Domecq Sebastian, LLC has the right to acquire from us within 60 days of November 22, 2019 pursuant to the exercise of stock options. Domecq Sebastian, LLC is affiliated with David Nance, a former director and officer, who is now deceased. Christy Mallinson Nance holds voting and dispositive power of the securities held by Domecq Sebastian, LLC. The address of Domecq Sebastian, LLC is 8203 Scenic Ridge Cove, Austin, Texas 78735.

(2)	Beneficial ownership is based on information contained in Schedule 13G filed on November 22, 2019, by Sabby Management, LLC.

(3)

Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities. The address of the business office of Hudson Bay Capital Management LP, Hudson Bay Master Fund Ltd., Hudson Bay Capital GP LLC and Sander Gerber is 777 Third Avenue, 30th Floor, New York, New York 10017.

(4)

Includes 646,960 shares of common stock held by JREG Investments, Ltd. with respect to which Dr. Roth holds voting and dispositive power, and 5,000 shares of common stock that Dr. Roth has the right to acquire from us within 60 days of November 22, 2019, pursuant to a consulting agreement between Dr. Roth and us. Dr. Roth holds voting and dispositive power over the shares held by JREG Investments, Ltd. The address of Dr. Roth is 6516 Brompton Road, Houston, Texas 77005.

(5)	The address of JREG Investments, Ltd. is 6516 Brompton Road, Houston, Texas 77005.

(6)

Paul Ballard, the Chief Executive Officer of the Texas Treasury Safekeeping Trust Company, holds voting and dispositive power of the securities held by the Texas Treasury Safekeeping Trust Company. The address of the Texas Treasury Safekeeping Trust Company is 208 East 10th Street, Austin, Texas 78701.

(7)

Includes (a) 30,200 shares of common stock held by Tangle Trade Management LLC, (b) 3,154 shares of common stock held by Blackbox Data LLC, (c) 9,023 shares of common stock held by New Path Mining LLC, (d) 542,656 shares of common stock that Inception Fund LP has the right to acquire from us within 60 days of November 22, 2019 pursuant to the exercise of a warrant, (e) 25,000 shares of common stock that Inception Incubator LTD has the right to acquire from us within 60 days of November 22, 2019 pursuant to the exercise of a warrant, (f) 497,130 shares of common stock that Tangletrade Fund LP has the right to acquire from us within 60 days of November 22, 2019 pursuant to the exercise of a warrant, and (g) 56,815 shares of common stock that Mr. Ly has the right to acquire from us within 60 days of November 22, 2019 pursuant to the exercise of stock options. Viet-An Hoan Ly holds voting and dispositive power over the shares held by Tangle Trade Management LLC, Blackbox Data LLC, New Path Mining LLC, Inception Fund LP, Inception Incubator LTD, and Tangletrade Fund LP. The address of each of these entities and of Mr. Ly is 5400 Carillon Point Road, Building 5000, Kirkland, Washington 98033.

(8)

Includes (a) 1,614,152 shares of common stock held by Laura Lane Biosciences, LLC, (b) 1,800 shares of common stock held by Alizzita Ltd., and (c) 1,401,984 shares of common stock that Mr. Varner has the right to acquire from us within 60 days of November 22, 2019 pursuant to the exercise of stock options. Mr. Varner holds voting power over the shares held by Laura Lane Biosciences, LLC and Alilzzita Ltd.

(9)	Includes 660,343 shares of common stock that Mr. Confer has the right to acquire from us within 60 days of November 22, 2019 pursuant to the exercise of stock options.

(10)	Consists of 509,423 shares of common stock that Mr. Friedman has the right to acquire from us within 60 days of November 22, 2019 pursuant to the exercise of stock options.

(11)	Consists of 509,423 shares of common stock that Mr. Pearson has the right to acquire from us within 60 days of November 22, 2019 pursuant to the exercise of stock options.

(12)	Includes 437,951 shares of common stock that Dr. Pham has the right to acquire from us within 60 days of November 22, 2019 pursuant to the exercise of stock options.

OTHER BUSINESS

We know of no other matters to be submitted to a vote of stockholders at the Special Meeting. If any other matter is properly brought before the Special Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment.

In order for any stockholder to nominate a candidate or to submit a proposal for other business to be acted upon at a given annual meeting, he or she must provide timely written notice to our corporate Secretary in the form prescribed by our Bylaws, as described below.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the 2020 annual meeting proxy materials must be received by the Secretary of the Company no later than January 2, 2020, or otherwise as permitted by applicable law. The form and substance of these proposals must satisfy the requirements established by the Company’s Bylaws and the SEC, and the timing for the submission of any such proposals may be subject to change as a result of changes in SEC rules and regulations.

If you wish to submit a proposal (including a director nomination) that is not to be included in the Company’s proxy materials for next year’s annual meeting, you must do so between February 11, 2020 and March 12, 2020. In the event the date of the 2020 annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review the Company’s amended and restated bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations.

DELIVERY OF PROXY MATERIALS

If you and other residents at your mailing address own shares of the Company’s common stock through a broker or other nominee, you may have elected to receive only one copy of this proxy statement and the Company’s Annual Report. If you and other residents at your mailing address own shares of common stock in your own names, you may have received only one copy of this proxy statement and the Annual Report, unless you provided the Company’s transfer agent with contrary instructions. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. You may promptly obtain an additional copy of this proxy statement, enclosed proxy card and our Annual Report by sending a written request to Genprex, Inc., attention Secretary, Dell Medical Center, Health Discovery Building, 1601 Trinity Street, Building B, Suite 3.322, Austin TX 78712 or by calling us at (512) 537-7997. If you hold your shares through a broker or other nominee and wish to discontinue householding or to change your householding election, you may do so by contacting your broker. If you hold shares in your own name and wish to discontinue householding or change your householding election, you may do so by contacting V Stock Transfer, LLC, by telephone at (855) 9VSTOCK.

APPENDICES

APPENDIX A	Certificate of Amendment to the Amended and Restated Certificate of Incorporation regarding the Reverse Stock Split

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN

THE ENCLOSED PROXY.

Appendix A

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF GENPREX, INC.

Genprex, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), hereby certifies as follows:

FIRST:

That the Board of Directors of the Corporation has duly adopted resolutions authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended (this “Amendment”) to combine each [whole number of shares, as determined by the Board] outstanding shares of the Corporation’s Common Stock, par value $0.001 per share (the “Common Stock”), into one (1) validly issued, fully paid and non-assessable share of Common Stock.

SECOND:

That this Amendment was duly adopted in accordance with the terms of the Amended and Restated Certificate of Incorporation, as amended, and the provisions of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

THIRD:

That upon the effectiveness of this Amendment, the Amended and Restated Certificate of Incorporation, as amended, is hereby amended such that subsection A of Article IV is amended and restated in its entirety to read as set forth below, with no changes to be made to the subsequent sections of Article IV:

A.

The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock which the Company is authorized to issue is 210,000,000 shares. 200,000,000 shares shall be Common Stock, each having a par value of $0.001. 10,000,000 shares shall be Preferred Stock, each having a par value of $0.001. Upon the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each [whole number of shares, as determined by the Board], of Common Stock issued and outstanding at such time shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $0.001 per share. No fractional shares shall be issued, and, in lieu thereof, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined by the Board of Directors. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

FOURTH:	This Amendment shall be effective as of a date to be determined by the Board, at 12:01 a.m., Central Time (the “Effective Time”).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by Rodney Varner, its Chief Executive Officer, this day of , 2020.

GENPREX, INC.

By:	/s/
Name:	Rodney Varner
Title:	Chief Executive Officer

Genprex

SPECIAL MEETING OF GENPREX, INC.

Date: Monday, January 27, 2020
Time: 2:30 P.M. (Central Standard Time)
Place: Dell Medical School, Health Discovery Building
1601 Trinity Street, Bldg B, Suite HDB 4.110, Austin, TX 78712
See Voting Instructions on Reverse Side.

Please make your marks like this: ☒ **Use dark black pencil or pen only.**

The Board of Directors recommends a vote **FOR** proposal 1..

To attend the meeting and vote your shares in person, please mark this box. ☐

Authorized Signatures – This section must be completed for your instructions to be executed.

Please Sign Here ____________ Please Date Above ____________

Please Sign Here ____________ Please Date Above ____________

Please sign exactly as your name(s) appear on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

↑ Please separate carefully at the perforation and return just this portion in the envelope provided. ↑

Genprex

Special Meeting of Genprex, Inc.
to be held on Monday, January 27, 2020
for holders as of December 11, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET ← OR → TELEPHONE

Go to **www.proxypush.com/GNPX**

- Cast your vote online.
- View meeting documents.

Dial 1 (866) 356-9132

- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

MAIL

- Mark, sign, and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Rodney Varner and Ryan Confer, and each of them, as the proxies and true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Genprex, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR PROPOSAL 1.

PROXY TABULATOR FOR

GENPREX, INC.
P.O. BOX 8016
CARY, NC 27512-9903

Revocable Proxy – Genprex, Inc.

Special Meeting of Stockholders
Monday, January 27, 2020 at 2:30 P.M. (Central Standard Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Rodney Varner and Ryan Confer, each with full power of substitution, as proxies and true lawful attorneys of the undersigned, and to vote all shares of common stock of Genprex, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders on Monday, January 27, 2020 at 2:30 p.m., and any and all adjournments thereof, as set forth below and in their discretion on such other matters as may be properly brought before the meeting or any adjournment thereof.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR Proposal 1.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

↓ Please separate carefully at the perforation and return just this portion in the envelope provided. ↓